EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated May 28, 2013, with respect to the shares of Common Stock, par value $0.001 per share, of Portola Pharmaceuticals, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

In witness whereof, the undersigned have caused this Agreement to be executed on their behalf this 29th day of May 2013.

Temasek Holdings (Private) Limited

By:	/s/ Lena Chia Yue Joo
Name: Lena Chia Yue Joo
Title: Authorized Signatory

Fullerton Management Pte. Ltd.

By:	/s/ Lena Chia Yue Joo
Name: Lena Chia Yue Joo
Title: Director

Cairnhill Investments (Mauritius) Pte. Ltd.

By:	/s/ Ashraf Ramtoola
Name: Ashraf Ramtoola
Title: Director

Maxwell (Mauritius) Pte. Ltd.

By:	/s/ Ashraf Ramtoola
Name: Ashraf Ramtoola
Title: Director